Exhibit 99.2





Contact:          John B. Williamson, III
                  Chairman, President and CEO
Telephone:        (540) 777-3810

FOR IMMEDIATE RELEASE

                        SHAREHOLDERS HOLD ANNUAL MEETING


ROANOKE, Va. (January 29, 2007)--RGC Resources, Inc. (NASDAQ: RGCO) announces election of Directors at its shareholders meeting held on January 29, 2007. Shareholders approved the reelection of Abney S. Boxley, III, President and CEO, Boxley Materials Company, S. Frank Smith, Manager - Sales, Alpha Coal Sales Company, L.L.C., and John B. Williamson, III, Chairman, President and CEO, RGC Resources, Inc. to the Board of Directors for three-year terms. Shareholders also ratified the appointment of Brown Edwards and Company L.L.P. as auditors for 2007.
         At a meeting of the Board of Directors, following the annual shareholders meeting, John B. Williamson, III was reelected Chairman of the Board, President and CEO of RGC Resources, Inc. and its subsidiary companies. The Board of Directors also elected the following senior officers: John S. D'Orazio, Vice President and COO of Roanoke Gas Company; Dale P. Lee, Vice President and Secretary of RGC Resources, Inc. and its subsidiary companies; Howard T. Lyon, Vice President, Controller and Treasurer of RGC Resources, Inc. and its subsidiary companies; Jane N. O'Keeffe, Vice President, Human Resources of RGC Resources, Inc.; Robert L. Wells, II, Vice President, Information Technology of RGC Resources, Inc.
         RGC Resources, Inc. provides energy and related products and services to approximately 60,000 customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.
         From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.
         RGC Resources, Inc. stock is traded on the Nasdaq National Market with the trading symbol RGCO.

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